UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 18, 2008
Date of Report (date of earliest event reported)

NEWCARDIO, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-132621	20-0197939
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

2350 Mission College Boulevard
Suite 1175
Santa Clara, CA 95054
(Address of principal executive offices)

(510) 774-1969
(Registrant’s telephone number, including area code)

7197 Indian Valley
San Jose, California 95139
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective March 18, 2008, Richard D. (Rick) Brounstein, the Chief Financial Officer of the company, transitioned to full-time employment pursuant to a new employment agreement.  As a full-time employee, Mr. Brounstein will be paid a base salary of $20,000 per month.  In addition, Mr. Brounstein has been granted an option to purchase 630,000 shares of common stock of the company, the vesting of which is subject to six months of acceleration upon a change in control transaction.  The company will also pay up to a year of severance and health benefits in the event Mr. Brounstein is terminated by the company without cause or voluntarily resigns with good reason.  The company never granted Mr. Brounstein the option to purchase 90,000 shares of common stock of the company pursuant to his previous employment agreement.

(d)           Effective March 18, 2008, Mark Kroll, PhD was elected as a member and chairman of the board of directors and Patrick Maguire, M.D., Ph.D. was elected as a member of the board of directors.  The company has granted Dr. Kroll an option to purchase 400,000 shares of common stock of the company and Dr. Maguire an option to purchase 100,000 shares of common stock of the company.  The vesting of each of the foregoing options is subject to full acceleration upon a change in control transaction.  The company also pays each non-employee member of the board of directors $1,500 for each meeting of the board of directors attended in person and reimburses reasonable travel-related expenses.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release of NewCardio, Inc. dated as of March 19, 2008.
99.2	Press Release of NewCardio, Inc. dated as of March 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWCARDIO, INC.

Date: March 21, 2008	By: /s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer